Exhibit 10.12

FIRST AMENDMENT TO SECOND AMENDED AND RESTATED CREDIT AGREEMENT
THIS FIRST AMENDMENT TO SECOND AMENDED AND RESTATED CREDIT AGREEMENT (this “Amendment”), dated as of August 27, 2015, which shall only be deemed effective as of the First Amendment Effective Date (as hereinafter defined), is entered into by and among NEW YORK RECOVERY OPERATING PARTNERSHIP, L.P., a Delaware limited partnership (“Borrower”), NEW YORK REIT, INC., a Maryland corporation (the “REIT”), CAPITAL ONE, NATIONAL ASSOCIATION, as administrative agent for the Lenders (as defined below) (in such capacity, the “Administrative Agent”), and each Lender that has executed this Amendment.
WHEREAS, Borrower, the REIT, the Administrative Agent, and certain lenders party thereto (each a “Lender” and collectively, the “Lenders”) entered into that certain Second Amended and Restated Credit Agreement, dated as of April 14, 2014 (as amended, modified, restated, consolidated or supplemented from time to time, the “Credit Agreement”), pursuant to which the Lenders made certain credit facilities available to Borrower;
WHEREAS, the parties hereto desire to, among other things, amend the Credit Agreement as provided herein.
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:
SECTION 1Defined Terms. Unless otherwise defined in this Amendment, terms defined in the Credit Agreement shall have their defined meanings when used herein.
SECTION 2    Amendment of the Credit Agreement. The Credit Agreement is hereby amended as follows:
(a)    Section 1.01 of the Credit Agreement is hereby modified such that:

(i)	The definition of “Change in Control” therein is modified such that:

(A) clause (b) thereof is amended and restated in its entirety as follows:

“(b) Prior to the Internalization, the Advisor shall no longer be Controlled by Nicholas S. Schorsch, William M. Kahane, their Permitted Successors or other Persons consented to in writing by the Required Lenders; provided, however, no Change of Control shall be deemed to have occurred if any two of Michael Happel, Nicholas Radesca (or his successor to the extent such successor is approved by the Administrative Agent), Patrick O’Malley or Michael Ead immediately before the event (collectively, the “Key Officers”) remain in their existing capacity with the Advisor or in a substantially similar capacity with the Advisor immediately after such event.  “Permitted Successors” means AR Global International, LLC, or any asset manager or investment professional of similar asset management experience and expertise approved by the Administrative Agent; and

(B) clause (c) thereof is modified such that the names “William G. Stanley” and “Gregory W. Sullivan” therein are replaced with the names “Sue Perrotty” and “Nicholas Radesca”, respectively.

(ii)	The definition of “Consolidated Net Income” therein is modified such that:

(A)
the following is added both (1) at the end of the parenthetical immediately before the proviso therein and (2) at the end of clause (b) of the proviso therein: “, except income from the Worldwide Plaza Investment, which income shall be included for the purpose of determining “Consolidated Net Income” in accordance herewith”; and

(B)	the following sentence is added at the end thereof: “Consolidated Net Income shall include, for any Lease, the amount of Eligible Rent Abatements with respect to such Lease.”

(iii)	The following definition is added between the definitions of “Eligible Institution” and “Environmental Indemnity Agreement”:
“Eligible Rent Abatements” means, for any Lease, rent abatements equal to the lesser of (a) actual months of free rent concessions provided for under any Lease, (b) if a Lease has a term of ten (10) or more years, up to twelve (12) months of free rent concessions, (c) if a Lease has a term of less than ten (10) years but five (5) or more years, then a number of months of free rent concessions equal to the aggregate of (i) one (1) month for each year of the term of the Lease and (ii) one (1) month, (d) if a Lease has a term of less than five (5) years but three (3) or more years, then one (1) month of free rent concession, and (e) if a Lease has a term of less than three (3) years, then no months of free rent concession, but in no event shall such abatements exceed 5% of Consolidated EBITDA during the relevant testing period.”

(iv)
The definition of “FFO Distribution Allowance” therein is modified such that the following is added immediately after the last word thereof: “, provided that with respect to the four (4) consecutive fiscal quarters starting with the third calendar quarter of 2015 through and including the second calendar quarter of 2016, a cumulative amount equal to 100% of Modified Funds From Operations for such period shall apply”.

(v)	The following definition is added thereto between the definitions of “FFO Distribution Allowance” and “First Extended Revolving Maturity Date”:

“FF&E” means Fixtures and Personalty other than stocks of food, alcohol and other supplies held for consumption in normal operations.

(vi)	The following definition is added thereto between the definitions of “Fixed Charge Coverage Ratio” and “Foreign Lender”:

“Fixtures and Personalty” means all fixtures, machinery, furnishings, equipment, furniture and other tangible personal property now or hereafter affixed or attached to, installed in, located on, under, above or within the Property or used in connection with the use, occupancy, operation and maintenance of all or any part of the Property, whether or not permanently affixed thereto, together with all accessions, replacements and substitutions thereto or therefor and the proceeds thereof, including all “equipment” (as defined in the UCC), inventory, “farm products” (as defined in the UCC), “fixtures” (as defined in the UCC), “manufactured homes” (as defined in the UCC), oil, gas and other minerals (whether before or after extraction), and other “goods” (as defined in the UCC) and any and all of the following: machinery; signs; artwork; office furnishings and equipment; partitions and screens; generators, boilers, compressors and engines; fuel; water and other pumps and tanks; irrigation lines and sprinklers; refrigeration equipment; pipes and plumbing; elevators and escalators; sprinkler systems and other fire extinguishing machinery and equipment; heating, incinerating, ventilating, air conditioning and air cooling ducts, machinery, equipment and systems; gas and electric machinery and equipment; facilities used to provide utility services; laundry, drying, dishwashing and garbage disposal machinery or equipment; communication apparatus, including television, radio, music, and cable antennae and systems; floor coverings, rugs, carpets, window coverings, blinds, awnings, shades, curtains, drapes and rods; screens, storm doors and windows; stoves, refrigerators, dishwashers and other installed appliances; attached cabinets; trees, plants and other items of landscaping; motorized, manual, mechanical or other buses, boats, aircrafts and vehicles of any nature whatsoever; visual and electronic surveillance systems and other security systems; elevators; escalators; telecommunications equipment including telephones, switchboards, exchanges, wires and phone jacks; maintenance equipment, golf carts, pro shop merchandise, tables, chairs, mirrors, desks, wall coverings, clocks and lamps; kitchen, restaurant, bar, lounge, public room, public area, and other operating or specialized equipment, including menus, dishes, flatware, dishware, glassware, cooking utensils, tables, refrigerating units, microwave equipment, ovens and timers; food and beverages; alcohol; cleaning materials and other similar items; swimming pool heaters and equipment; recreational equipment and maintenance supplies; clubhouse equipment, furnishings and supplies, including lockers and sporting equipment; health and recreational facilities; and linens. Fixtures and Personalty does not include fixtures, equipment and personalty owned by the Franchisor or by tenants under Leases of the Real Property or any part thereof.”

(vii)	The following definitions are added thereto between the definitions of “Form W-8IMY” and “Fronting Exposure”:

“Franchise Agreement” means hat certain Hotel Management Agreement for Viceroy New York, between KHM Viceroy New York, LLC, a Delaware limited liability company and Franchisor, dated as of February 20, 2013.

“Franchisor” means AREP Fifty-Seventh LLC, a Delaware limited liability company.

(viii)	The following definition is added thereto between the definitions of “Governmental Authority” and “Guaranteed Obligations”:

“Gross Income” means, with respect to any Real Property for any period, property rental and other income (as determined in accordance with GAAP) attributable to such Real Property accruing for such period (adjusted to eliminate the straight lining of rents), including Eligible Rent Abatements.

(ix)	The following definitions are added thereto between the definitions of “Honor Date” and “Incentive Listing Distribution”:
“Hotel” has the meaning set forth in Section 6.15.
“Hotel Owner” means ARC NY120W5701, LLC, a Delaware limited liability company.

(x)	The definition of “Modified Funds From Operations” therein is modified by adding the following at the end thereof: “Modified Funds From Operations shall include all Eligible Rent Abatements.””.

(xi)
The definition of “Net Operating Income” therein is modified such that the words “with respect to any Real Property for any period, property rental and other income (as determined in accordance with GAAP) attributable to such property accruing for such period (adjusted to eliminate the straight lining of rents)” are deleted and replaced with the following: “(a) Gross Income”.

(xii)	The following definitions are added thereto between the definitions of “163 Washington SPE” and “Option Rights”:
“Operating Lease” means that certain Lease Agreement between Hotel Owner and Operating Lessee, dated as of November 18, 2013, as amended through the date hereof, and as the same may from time to time be extended, amended, restated, supplement or otherwise modified.
“Operating Lessee” means ARC NY120W5701 TRS, LLC, a Delaware limited liability company.

(xiii)	Clause (E) of the definition of “Permitted Distributions” therein is modified such that the amount “$65,000,000” therein is deleted and replaced with “$100,000,000”.

(xiv)	The word “or” at the end of Clause (H) of the definition of “Permitted Distributions” is deleted.

(xv)	The following definition is added thereto between the definitions of “Special Purpose Entity” and “Statutory Reserve Rate”:

“STAR Report” means a STAR Report issued by STR, Inc. (or any successor or other entity that succeeds STR, Inc. in customarily providing such reports in the hotel industry) with respect to the Hotel.

(xvi)
The definition of “Threshold Amount” therein is modified such that the amounts “Forty Million Dollars ($40,000,000)” and “Twenty Million Dollars ($20,000,000)” appearing in clauses (a) and (b) thereof, respectively, are deleted and replaced with “Eighty Million Dollars ($80,000,000)” and “Forty Million Dollars ($40,000,000)” respectively.

(xvii)
The definition of “Value-Based Borrowing Base Limit” therein is modified to add the following proviso at the end thereof: “; provided that the Value-Based Borrowing Base Limit for the Hotel shall be forty percent (40%)”.

(b)    The following is added as Section 5.22 of the Credit Agreement:
“Section 5.22 Franchise Agreements.
(a)    For so long as the Hotel is a Borrowing Base Property, Borrower shall (or shall cause the Hotel Owner to) (i) operate the Hotel in accordance with the Franchise Agreement and promptly perform and observe all of the material covenants required to be performed and observed by Hotel Owner under the Franchise Agreement and do all things necessary to preserve and to keep unimpaired their material rights thereunder after giving effect to any waivers provided by Franchisor thereunder, (ii) promptly notify Administrative Agent of any material default under the Franchise Agreement of which any Credit Party is aware and (iii) promptly enforce, in a commercially reasonable manner, the performance and observance of all of the material covenants required to be performed and observed by Franchisor under the Franchise Agreement.
(b)    For so long as the Hotel is a Borrowing Base Property, neither the Hotel Owner nor any Credit Party nor any Affiliate of any Credit Party shall, without the prior written approval of Administrative Agent, such approval not to be unreasonably withheld, conditioned or delayed, (i) enter into any new franchise agreement for the Hotel or (ii) terminate or modify the Franchise Agreement, either orally or in writing, in any material respect. Promptly following any modification to the Franchise Agreement that does not require the consent of Administrative Agent pursuant to this Section 5.22,

Borrower shall provide Administrative Agent with a copy of such modification.
(c)    For so long as the Hotel is a Borrowing Base Property, as additional security for the Obligations, Borrower shall cause Hotel Owner to collaterally assign and grant to Administrative Agent on behalf of the Lenders, a security interest in, all of Hotel Owner’s right, title and interest in and to the Franchise Agreement. Administrative Agent does not hereby assume any of Hotel Owner’s obligations or duties under the Franchise Agreement.”
(c)    The following is added as Section 5.23 of the Credit Agreement:
“Section 5.23 FF&E. Borrower shall maintain, or cause to be maintained, adequate and sufficient FF&E for the use, occupancy, operation and maintenance of the Hotel leased by it as a 240-room full service hotel at market occupancy levels, and in accordance with its Franchise Agreement.”
(d)    The following is added as Section 5.24 of the Credit Agreement:
“Section 5.24 Operating Lease. For so long as the Hotel is a Borrowing Base Property, (a) the Operating Lease shall be in full force and effect; (b) Operating Lessee shall have (i) accepted possession of all of demised premises under the Operating Lease and (ii) commenced the payment of rent to the extent due under the Operating Lease, and there shall be no offsets, claims or defenses to the enforcement thereof; (c) all rents due and payable under the Operating Lease shall be paid and no portion thereof shall have been paid for any period more than thirty (30) days in advance; (d) the rent payable under the Operating Lease shall be the amount set forth in the Operating Lease approved by Administrative Agent, and there shall be no claim or basis for a claim by Operating Lessee for an adjustment to such rent; (e) there shall be no material default (beyond the expiration of any applicable notice, grace or cure periods) by Operating Lessee under the Operating Lease; (f) all security deposits under Operating Lease, if any, shall be as set forth in the Operating Lease; (g) Hotel Owner shall be the sole owner of the entire lessor’s interest under the Operating Lease; (h) the Operating Lease shall be the valid, binding and enforceable obligation of Hotel Owner, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights generally and to general principles of equity; and (i) the Operating Lease shall be subordinate to the Loan Documents pursuant to its terms.”

(e)    Section 6.01(a)(ii) of the Credit Agreement is hereby modified such that the ratio “1.40:1.00” therein is deleted and replaced with the ratio “1:30:1.00”.
(f)    Section 6.01(a)(iii)(B) of the Credit Agreement is hereby deleted and replaced with “(B) nine (9) Borrowing Base Properties at any time after there are at least nine (9) Borrowing Base Properties,”.
(g)    Section 6.01(b)(vii) of the Credit Agreement is hereby modified such that the following is added at the end thereof as a new paragraph thereto:
“Notwithstanding anything contained to the contrary herein, the REIT shall be permitted to make distributions for payments of fees, interest, and other payments required in connection with any Indebtedness expressly permitted under Section 6.04 hereof, provided that no Default or Event of Default then exists and no Default or Event of Default shall result therefrom.”
(h)    Intentionally omitted.
(i)    Section 6.04 of the Credit Agreement is hereby amended and restated in its entirety as follows:
Indebtedness. Each Subsidiary of Borrower that holds any interest in any Subsidiary Guarantor, each of the 163 Entities and each Subsidiary Guarantor shall not create, incur, assume, suffer to exist, or otherwise become or remain directly or indirectly liable with respect to, any Indebtedness except (a) Indebtedness incurred pursuant to this Agreement and (b) Trade Payables. The foregoing covenant does not limit the ability of (i) Subsidiaries that are not Subsidiary Guarantors and that do not hold any interest in any Subsidiary Guarantor (other than the 163 Entities) from creating, incurring, assuming, suffering to exist or otherwise becoming or remaining directly or indirectly liable with respect any Indebtedness or (ii) Subsidiary Guarantors to guarantee unsecured Indebtedness of the REIT or the Borrower otherwise permitted hereunder; provided, however, that (A) any guarantee provided by any Subsidiary Guarantor of other unsecured Indebtedness of the REIT or the Borrower shall be expressly made subordinate to such Subsidiary Guarantor’s obligations in respect of their respective Guaranties to the extent of the value of the Liens provided by such Subsidiary Guarantor under the Loan Documents, which, with respect to any Mortgage executed by such Subsidiary Guarantor, shall be an amount equal to no less than the maximum principal secured by such Mortgage as stated therein, and (B) if any Subsidiary who is not a Subsidiary Guarantor hereunder is required to deliver a guaranty in connection with other unsecured Indebtedness of the REIT or the

Borrower which is permitted hereunder, then such Subsidiary shall, simultaneously therewith, become a guarantor of the Loans by executing a guaranty of the Loans and such guaranty shall continue in full force and effect for so long as such Subsidiary remains a guarantor of such other Indebtedness (it being understood that its guaranty of the Loans shall be automatically released if such Subsidiary is released from its guaranty of such other Indebtedness) and the obligations of such Subsidiary in respect of such other Indebtedness shall rank equal in right of payment with their obligations under the guaranty.
(j)    Section 6.06 of the Credit Agreement is hereby modified such that the following is added at the end thereof: “, unless the Liens and Negative Pledges under the Loan Documents in respect of the Collateral are expressly permitted thereby.”
(k)    Section 6.15 of the Credit Agreement is hereby modified such that the following is added at the end thereof as a new paragraph:
“Notwithstanding anything to the contrary contained herein, the REIT, Borrower, and their respective Subsidiaries shall be permitted to own any Investment (to the extent otherwise permitted hereunder and in accordance with this Agreement) in the hotel located at 120 West 57th Street, New York, New York (currently known as the “Viceroy Hotel”) (the “Hotel”) owned by the Hotel Owner, and engage in any business activities substantially related or incidental thereto (to the extent not otherwise prohibited hereunder and in accordance with this Agreement), and such property may be a Borrowing Base Property to the extent added in accordance with Section 9.03(a). It is expressly agreed that no other hotel or other lodging facility shall be added as a Borrowing Base Property hereunder.”
(l)    Section 7.01(i) of the Credit Agreement is hereby modified such that the amount “$15,000,000” therein is deleted and replaced with “$30,000,000”.
(m)    Section 9.01(b) of the Credit Agreement is hereby modified such that new clause (xxi) thereof is added as follows:
“(xxi)    In addition to any other requirements set forth herein, for so long as the Hotel is a Borrowing Base Property, Administrative Agent shall receive on a quarterly basis a STAR Report for the then current quarter.”
(n)    Section 9.01(c)(i) of the Credit Agreement is hereby modified such that the names and e-mail addresses “Paul Verdi (at Paul.Verdi@capitalone.com), Patricia Visone (at

patricia.visone@capitalone.com)” therein are deleted and replaced with “Michael Sleece (at michael.sleece@capitalone.com), Ashish Tandon (at ashish.tandon@capitalone.com)”.
(o)    Section 9.03(a) of the Credit Agreement is hereby modified such that (i) the word “and” at the end of clause (xii) thereof is deleted and (ii) the period at the end of clause (xiii) thereof is deleted and replaced with the following:
“; and
(xiv)    In addition to any other requirements set forth herein, in connection with the addition of the Hotel as a Borrowing Base Property, Administrative Agent shall have received and approved (such approval not to be unreasonably withheld, conditioned or delayed) the Franchise Agreement and the Operating Lease, and shall have received a STAR Report for the then current quarter.”
(p)    Section10.01(a) of the Credit Agreement is hereby modified such that the notice addresses and contact Persons for Administrative Agent, Swingline Lender, and L/C Issuer therein shall be deleted and replaced for all purposes under the Credit Agreement in accordance therewith with the following:
“Capital One, National Association, 299 Park Avenue, New York, New York 10171, Attention: Michael Sleece, with a copy to Capital One, National Association, 1680 Capital One Drive, Mclean, Virginia 22102, Attention: Ashish Tandon, and with a copy to Morrison & Foerster LLP, 250 West 55th Street, New York, New York 10019, Attention: Jeffrey J. Temple, Esq.”
SECTION 3    Effectiveness of this Amendment. Notwithstanding anything to the contrary contained in the Credit Agreement or this Amendment, the effectiveness of this Amendment is conditioned upon, and this Amendment shall not be deemed effective until, the date on which all of the following conditions shall have been satisfied (the “First Amendment Effective Date”):
(a)    there are at least nine (9) Borrowing Base Properties (as defined in the Credit Agreement as if same had already been amended and modified by this Amendment); and
(b)    the receipt by the Administrative Agent, for the account of each Lender that has executed this Amendment on or before the date hereof, of a fee from Borrower which shall be equal to the product of (i) the aggregate of each such Lender’s Revolving Commitment and Term Commitment, and (ii) 0.1%, in accordance with that certain fee letter agreement in connection with same executed by Borrower and Administrative Agent on or before the First Amendment Effective Date.

SECTION 4    Other References. All references in the Loan Documents to the “Credit Agreement” shall be deemed to hereinafter refer to the Credit Agreement as amended by this Amendment.
SECTION 5    Representations and Warranties. In order to induce the Administrative Agent and the Required Lenders to execute this Amendment, each of the Borrower and the REIT hereby represent and warrant to the Administrative Agent and each of the Lenders that:
(a)    no Default or Event of Default exists;
(b)    the execution, delivery and performance by Borrower and the REIT of this Amendment have been duly authorized by all necessary organizational action, on the part of such Credit Party and do not require any consent or approval of, or notice to or action by, any Person (including any Governmental Authority);
(c)    this Amendment and the other Loan Documents constitute the legal, valid and binding obligations of each Credit Party hereto or thereto, and are enforceable against each such Credit Party in accordance with their respective terms, except as such enforceability may be limited by (a) an applicable Insolvency Proceeding, (b) bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting generally the enforcement of creditors’ rights and (c) the application of general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law; and
(d)    each of the representations and warranties made by each Credit Party in or pursuant to any Loan Document (i) that is qualified by materiality or “material adverse effect” or similar language is true and correct, and (ii) that is not qualified by materiality, is true and correct in all material respects, in each case, on and as of the date hereof, as if made on and as of such date, except to the extent any such representation and warranty expressly relates to an earlier date, in which case such representation and warranty shall have been true and correct in all material respects as of such earlier date.
SECTION 6    Reaffirmation of Loan Documents.    Borrower and the REIT each hereby: (a) reaffirms, ratifies, confirms, and acknowledges its obligations under each Loan Document (as modified herein) to which it is a party, and agrees to continue to be bound thereby and perform thereunder; (b) agrees and acknowledges that all such Loan Documents (as modified herein) and all of such party’s obligations thereunder are and remain in full force and effect and, except as expressly provided herein, have not been modified; and (c) acknowledges and agrees that it has no defenses, offsets or counterclaims of any kind or nature whatsoever to its obligations under the Loan Documents (as modified herein).
SECTION 1    Miscellaneous.
(a)    Credit Agreement Otherwise Not Affected; No Other Amendment or Modification. Except as expressly contemplated hereby, the Credit Agreement shall remain unchanged and in full force and effect and is hereby ratified and confirmed in all respects. The

Administrative Agent’s and the Required Lenders’ execution and delivery of, or acceptance of, this Amendment shall not be deemed to create a course of dealing or otherwise create any express or implied duty by the Administrative Agent or any such Lender to provide any other or further waivers or consents under the same or similar circumstances in the future. Nothing contained herein shall be deemed a waiver or consent in respect of (or otherwise affect the Administrative Agent’s or the Lenders’ ability to enforce) any Default or Event of Default not explicitly waived by Section 2 hereof.
(b)    No Reliance. Each of the Borrower and the REIT hereby acknowledge and confirm to the Administrative Agent and the Lenders that it is executing this Amendment on the basis of its own investigation and for its own reasons without reliance upon any agreement, representation, understanding or communication by or on behalf of any other Person.
(c)    Binding Effect. This Amendment shall be binding upon and inure to the benefit of the parties hereto and to the benefit of their respective successors and assigns permitted by the terms of the Loan Documents. No third party beneficiaries are intended in connection with this Amendment.
(d)    Governing Law. THIS AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.
(e)    Complete Agreement. This Amendment, together with the Credit Agreement and the other Loan Documents, contains the entire and exclusive agreement of the parties hereto with reference to the matters discussed herein and therein. This Amendment supersedes all prior drafts and communications with respect hereto and may not be amended except in accordance with the provisions of Section 10.18 of the Credit Agreement.
(f)    Severability. Whenever possible, each provision of this Amendment shall be interpreted in such a manner as to be effective and valid under all applicable laws and regulations. If, however, any provision of this Amendment shall be prohibited by or invalid under any such law or regulation in any jurisdiction, it shall, as to such jurisdiction, be deemed modified to conform to the minimum requirements of such law or regulation, or, if for any reason it is not deemed so modified, it shall be ineffective and invalid only to the extent of such prohibition or invalidity without affecting the remaining provisions of this Amendment, or the validity or effectiveness of such provision in any other jurisdiction.
(g)    Counterparts. This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute but one and the same agreement. Delivery of an executed counterpart of this Amendment by PDF, facsimile or other electronic method of transmission shall be equally as effective as delivery of an original executed counterpart of this Amendment but the failure to deliver an original executed counterpart shall not affect the validity, enforceability and binding effect of this Amendment.

(h)    Interpretation. This Amendment is the result of negotiations between and has been reviewed by respective counsel to the Borrower, the REIT, the Administrative Agent and the Required Lenders and is the product of all parties hereto. Accordingly, this Amendment shall not be construed against any party merely because of its involvement in the preparation hereof.
(i)    Loan Document. This Amendment shall constitute a Loan Document.
(Remainder of page intentionally left blank; signature pages follow.)

IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment as of the date first above written.

BORROWER:
NEW YORK RECOVERY OPERATING PARTNERSHIP, L.P.,
a Delaware limited partnership

By:    New York REIT, Inc.,
a Maryland corporation, its general partner

By:    /s/ Michael Ead
Name: Michael Ead
Title: Senior Vice President and Counsel

REIT:
NEW YORK REIT, INC.,
a Maryland corporation

By:    /s/ Michael Ead
Name: Michael Ead
Title: Senior Vice President and Counsel

(Signatures continue on following pages.)

ny-1200613

Exhibit 10.12

ADMINISTRATIVE AGENT:
CAPITAL ONE, NATIONAL ASSOCIATION,
as administrative agent

By:    /s/ Ashish Tandon
Name: Ashish Tandon
Title: Vice President

LENDER:
CAPITAL ONE, NATIONAL ASSOCIATION

By:    /s/ Ashish Tandon
Name: Ashish Tandon
Title: Vice President

(Signatures continue on following pages.)

Exhibit 10.12

LENDER: BARCLAYS BANK PLC

By:    /s/ Christopher R. Lee
Name: Christopher R. Lee
Title: Vice President

Exhibit 10.12

LENDER: JPMORGAN CHASE BANK, N.A.

By:    /s/ Christian Lunt
Name: Christian Lunt
Title: Vice President

Exhibit 10.12

LENDER: KEYBANK, N.A.

By:    /s/ Sara Jo Smith
Name: Sarah Jo Smith
Title: Assistant Vice President

Exhibit 10.12

LENDER: CITIZENS BANK, NATIONAL ASSOCIATION

By:    /s/ Brad E. Bindas
Name: Brad E. Bindas
Title: Sr. Vice President

Exhibit 10.12

LENDER: SunTrust Bank

By:    /s/ Bryan P. McFarland
Name: Bryan P. McFarland
Title: Senior Vice President